Schedule B

The following table lists all transactions completed by the Reporting Persons in the Common Shares since August 25, 2025, which were all completed through open market purchases.

Tether Investments, S.A. de C.V.:

Date	Shares Bought	Price
August 25, 2025	253,000	3.2216
August 26, 2025	350,000	3.3374
August 27, 2025	290,000	3.2958
August 28, 2025	140,000	3.3113
August 29, 2025	152,800	3.5530
October 17, 2025	490,000	3.5044
October 20, 2025	600,000	3.7020
October 21, 2025	2,879,179	3.5594
October 22, 2025	509,085	3.5040
October 22, 2025	1,030,821	3.5054
October 23, 2025	692,213	3.6330
October 24, 2025	798,702	3.6765